Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

WiSA Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Equity	Common Stock, $0.0001 par value per share (2)	457(o)	—	—	$10,000,000	$0.00011020	$1,102
Fees to be paid	Equity	Common Stock, $0.0001 par value per share, issuable upon the exercise of the Common Warrants (2)	457(o)	—	—	$10,000,000	$0.00011020	$1,102
Fees to be paid	Equity	Common Warrants	457(g)	—	—	—	—	(3)
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
Total Offering Amounts						$20,000,000		$2,204
Total Fees Previously Paid								—
Total Fee Offset								—
Net Fee Due								$2,204

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(3)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.